Exhibit 99.2

DATATRAK INTERNATIONAL

Moderator: Jeff Green
May 8, 2006
3:30 p.m. CT

Operator: Good afternoon and welcome, ladies and gentlemen, to the Datatrak International first quarter 2006 earnings conference call. At this time, I would like to inform you that today’s conference is being recorded and all participants are in a listen-only mode.

At the request of the company, we will open up the conference for questions and answers after the presentation.

Before beginning the conference call, Datatrak management would like to remind you that while discussing the company’s performance today, there will be included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Such statements related to future events and expectations involve known and unknown risks and uncertainty. Datatrak’s results or actions may differ materially from those projected in the forward-looking statements.

For a summary of the specific risks that could cause results to differ materially from those expressed in the forward-looking statements, see Datatrak’s Form 10-K for the year ended December 31, 2005, filed with the SEC.

At this time, I will turn the call over to Dr. Jeff Green. Please go ahead, sir.

Jeff Green: Thank you, Rachel. Welcome everyone to our conference call for the first quarter of 2006. We will begin with some initial comments followed by plenty of time for Q&A.

In addition to the financial information for the first quarter, we will be providing a status report on the integration of the recent acquisition, as well as an update on the tremendous amount of momentum we are generating in the global market for the Datatrak eClinical Platform which has led to record business development and pipeline activity during this recent quarter.

First of all, the first quarter financial results, revenue for the first quarter of ’06 was a new record at $4.5 million. This represents the 13th consecutive quarter of revenue growth for Datatrak. This is compared to $3.6 million for the first quarter of 2005, representing a 24 percent increase.

Our gross profit margins were 74 percent for the period. The net loss for the quarter was $81,000 or one cent per share, basic and fully diluted. This compared to a first quarter net income in 2005 of $532,000 or five cents per share on a basic and fully diluted basis.

Our operating results for the first quarter include $200,000 of amortization expense on the intangible assets that were acquired in the ClickFind acquisition and $122,000 of stock compensation expense related to the adoption of FAS123R. This $322,000 of non-cash operating expenses had a negative impact upon our EPS.

Though we haven’t taken the time to quantify the expenses this quarter that were directly related to the beginning of the integration of Cleveland and Bonn with the Texas office, such expenses will not recur on a continuous basis. Cash generated during the first quarter from operations continued to be positive at $120,000.

Our cash balance at quarter end was approximately $5.3 million. It is entirely within our plans at this time, especially given the record activity in our pipeline, to fund our future growth without any outside sources of capital.

Our backlog at the end of the first quarter was 18.9 million; backlog at the same point in time in 2005 was 13.6 million; backlog as of today is approximately $18 million. Part number two, I would like to talk about record market momentum and pipeline developments where all these signs point to, this is just the beginning.

During the first few months of 2006, Datatrak has begun signed, or has been notified of an award for a total of 24 new clinical trials.

Six new clinical trials were targeted for Datatrak EDC version four, and 18 have been or are being dedicated to the new Datatrak eClinical platform. Some of these contracts are not yet officially included in the backlog.

Five customers were beginning their first projects with Datatrak, while six customers were coming back with new clinical trials following positive deployments with either of our product suites previously. Three of these 10 customers are CROs. Without question, this level of business flow for our company is unprecedented.

Since virtually all of these clinical trials are either in the start-up phase or in the very early stages of enrollment, the revenue associated with this record number of new projects did not significantly appear in this first quarter, but will mostly be spread out over future reporting periods.

The majority of contracts using Datatrak eClinical have multiple revenue lines in addition to just EDC. A completely separate revenue line occurs with projects performed with the Duke subsidiary, Core Research.

Speaking of Core Research, let me take a few minutes to expand upon this relationship we have with Duke because some of the questions I have received indicate clarifications are necessary. Core Research is a for-profit subsidiary of Duke Medical Strategies, which is part of Duke University.

Core Research solely markets the ability to provide core laboratory services which is a common deliverable in clinical trials. A Core laboratory is a centralized provider of consistent services or interpretations of laboratory tests, such as electrocardiograms in this case for large multi-centered clinical trials.

Following recent safety issues that have occurred with drugs and devices over the past few years, such cardiac assessments are expected to become increasingly required. Core ECG Laboratories are often required to provide services for clinical trials that are global in scope and consist of data collected in thousands of patients.

Core Research directly competes with a company that many of you already know, E-Research Technologies. There are many Core ECG labs and our eClinical suite can be used by any of them. The competitive advantage of Core Research rests with its affiliation with one of the world’s leading academic and cardiovascular centers.

Many clinical trial sponsors favor going to academically affiliated Core Laboratories because of the presence of thought leaders that can assist in design of clinical trials, because of their collegial influence, as well as the ability to leverage Duke’s liaisons with the Food and Drug Administration on controversial and critical clinical trial issues such as exist with cardiac safety concerns at this time.

Core Research is a preferred provider for many large and leading pharmaceutical companies. Datatrak’s eClinical software was selected by Core Research as the exclusive provider of technical capabilities and associated infrastructure for collecting, reading, and storing all of the digitized electrocardiograms performed as part of their contracts.

Let me briefly walk you through our software as used in this situation. Medical personnel at the site perform the EKG test and transmit the information over a network connection to a server. This server can automatically communicate with our hosted environment that contains our software through a proprietary linkage called the Listener.

The data is transmitted and stored, is basically interval information, and is not of large file size. Our software then takes the information and reconstructs the electrocardiographic tracing. We have a license agreement with a standard in the industry from a company in Italy called AMPS, A-M-P-S, that allows for the annotation of the electrocardiogram in FDA accepted formats.

Because this is an ASP collection and delivery, the physician providing the over-read of the tracings merely logs into our Web site to provide the official reading from the tracings organized and provided by Datatrak. These capabilities are provided as a result of the design of our software and we need to spend no time or personnel on the setup of this process once users are granted access.

Therefore, there are two extremely important takeaways from this explanation. Firstly, these transactions occur at handsome margins for Datatrak.

And secondly, because this is an ASP delivery, cardiologists from anywhere in the world can provide the necessary interpretations, giving clinical trial sponsors unlimited flexibility in contracting for the most cost-effective service that is available globally without being held hostage by more rigid business models.

We currently have sponsors evaluating business models whereby we would make multi-center electrocardiograms available to be read cost-effectively by physicians in India through our ASP delivery. Every project in the future accepted by Core Research for digitized electrocardiographic recordings uses Datatrak eClinical.

There are no plans at this time to migrate any of the 14 million electrocardiograms they currently have in storage. A Core cardiographic laboratory can also provide similar services for other tests such as echocardiograms or cardiac ultrasounds.

Datatrak eClinical can assist in this process as well though electrocardiograms are what we describe as the low-hanging group. As stated in the original press release regarding this relationship, Datatrak receives a transaction fee for each electrocardiogram performed, similar to our data item business model.

We decline to reveal our fee structure, however, the market price for such digitized electrocardiographic technical and professional services ranges between $70 and $120 for each test.

Datatrak’s fee is a percentage of these totals. There is another advantage for Datatrak from the Core Research relationship. The Core Laboratory market for electrocardiograms is estimated to be between 500 and $750 million. However, there are many Core labs that still provide only paper electrocardiograms.

This paper market is not included in the previous figures, making the potential market larger. Just as with EDC, there will be a gradual transitioning for manually based paper methods over to technology. This ECG market is in addition to the EDC market size alone.

The potential exists for leverage of our Core eClinical business with Core Research’s clients where many of them are currently not Datatrak’s clients. No other product in the market today has our breadth of capabilities together with the ability to deliver electronic electrocardiograms all in a unified architecture.

This is important because it can simplify contracting and it can provide all the clinical information within a single repository obviating multi-source contracting and then being left with the challenge, costs and time associated with slamming all the data together from multiple sources.

This is one of the reasons why the technology world for clinical trials shifted a couple of months back with our transaction with ClickFind. The word integrated is now a subordinate term in this market and is one to be avoided compared to approach producing information that is unified.

Those who still use the term integrated have to use it because they went down the path of acquiring disparate technologies and now have to justify those decisions.

We have noticed since February, when we introduced the word – the one-word description of unified as our architectural competitive advantage that many of our competitors have now parroted this term where as prior to February, they were speaking of integration. Landscape in the technology world can change quickly and apparently, so can market positionings.

I hope this explains better the relationship that we have with Core Research. A prospective customer that entered our pipeline over the last two months is a top 10 pharmaceutical company. We have been given the first trial from them to evaluate.

This company is attracted to the eClinical platform because of the broad scope of functionalities and because of our ability to provide electrocardiographic capabilities, proving my previous point regarding the uniqueness and the ease of having all information on potentially hundreds of clinical trials in one place.

Since Datatrak eClinical can supplant many point solution offerings, we believe customers will increasingly view our platform as an enterprise application that is critical for the most efficient performance of their clinical trials.

The reason why we are highlighting this example of a top 10 pharma being headed to our pipeline is because it may no longer be true as we stated in conference calls last year that Datatrak’s sweet spot is limited to mid-tier and smaller customers. The presence of a broad application suite has quickly begun to change the landscape with respect to our potential client base.

It was our premise that everyone wanted an eClinical suite, but most, like us at the time, believed that it didn’t exist and was mostly a dream. We have had many demonstrations during the first quarter, where coming into the room customers were skeptical and then left the meeting with a wow as their descriptor.

Since a unified platform with multi-functional capabilities would be attractive to customers of all sizes, it would be a fair characterization to say that the eClinical platform has expanded our market compared to last year. We believe this expansion will result in continued growth for years.

It is therefore logical to project that if the components of our eClinical platform can provide a large percentage of the capabilities for electronic clinical trials, that some customers may seek to eventually license the entire suite instead of contracting for each individual line item.

We have an approach to this business model already when such customers get serious. Since this won’t be a solution for every sponsor, we predict that over the next several years, we will develop a mixed model of enterprise multi-year licenses together with technology transfers for the entire platform as well as a menu selection of individual components as we have with the trial-by-trial model that we invented back in 1999.

The characterization of our goals over the next several years, given in our third quarter conference call, still apply and with the possession now of the most complete eClinical product suite in the market, these capabilities are even more strongly supported. We have already – we already have the client base today to reach those three-year targets.

We just need to expand the number of trials with all of our current customers. Any new clients or revenue streams we place on top of our existing customer base will only help us reach these goals. The next topic I want to briefly mention is the summary of a proposal that exists in the Federal Register.

In 2004, Datatrak was the first company to begin raising the concern around patient safety in clinical trials managed with paper methods and how this can be improved with technology. Our white paper on safety was published one day prior to the Vioxx withdrawal.

Unfortunately, since then, many of these fears have become realized in what seems to be an increasing number of reported safety issues with both drugs and devices over the past several years. The most recent situation was highlighted just last week in the Wall Street Journal.

Some people might have the misperception that the FDA is the slow-moving behemoth regarding this issue as would be expected of a government bureaucracy. However, this is not true and we would like to bring some facts to everyone’s attention.

I want to briefly introduce you all to some proposed FDA legislation that was highlighted in the Federal Register last October 31st. Let me be perfectly clear, this is still at the proposal stage. It has not yet passed. However, individuals with experience inside the FDA state this is on its second round of revisions and is on what is described as the fast track.

This proposal states that within two years, all approval submissions to the FDA are to be in digital format. Paper would no longer be accepted. The current FDA rules regarding submissions were drafted in 1963, and have not been updated since. This proposal calls the current paper process time consuming, prone to errors and more costly.

Lastly, it states that the use of technology can improve patient safety and enhance healthcare delivery. If any of you would like a copy of this document, please contact me. I believe these actions to be right on target with a growing list of objective justifications.

However, in order to place this proposal into an investor’s perspective, please recognize that although the passing of this legislation would certainly serve as a significant catalyst for an already advancing adoption rate of technology use in clinical trials, it is not required to reach any of the goals we have previously outlined.

Even if it does not pass, secondary to possible lobbyist pressure of resisting regulation, this would be no reason to be less bullish on this sector because the technology adoption curve will continue to advance regardless.

The next topic I would like to mention is some cooperation we’re working on with SAS, CDISC and the FDA. Related to the previous topic, Datatrak is working right now with SAS, CDISC and the FDA pertaining to the creation of actual clinical trial examples of how to utilize standards and electronically submit information in the desire format.

This is occurring at the FDA’s request in order to demonstrate real life examples to the pharmaceutical industry that this is what they desire and that it is possible today, not relegated to some years in the future. The last topic of discussion before the Q&A is a brief status of our integration among Bryan, Bonn and the Cleveland offices.

As expected, this first quarter has been filled with integration activities among our three offices. Marketing and sales integration is completed, with Mr. Bill Coates taking the position of Head of Global Business Development.

As a unified group, we have attended no fewer than six tradeshows over the past couple of months, held two user group meetings with our customers on both sides of the ocean, have kicked off an advertisement campaign and we are continuing to add to our sales staff in the United States and Europe.

Datatrak has always been criticized in the past for under-investing in marketing and sales, and now we have quite a bit to say regarding our unique platform, therefore extensive investments in this area are being made now.

Our development efforts worldwide have been consolidated under Mr. Jim Bob Ward and the future Datatrak strategy is to implement rapid development cycles of new additions and upgrades to our capabilities several times a year.

Global operations are now headed up by Mr. Sudhir Achar, who is unifying our project management services, solutions center and training capabilities among three geographic locations in order to service our expanding global client base that is still utilizing two parallel platforms in the 100-to-200 clinical trials that we expect to be managing throughout 2006.

Our quality assurance department is now unified among three offices under the direction of Mrs. Jennifer Fox and Brian Texas, and we are continuously hosting audits from new and prospective clients. These positional changes have allowed Dr. Wolfgang Summa and Mr. Mark Shlaes the time to focus upon future efforts related to business strategies and development blueprints going out over the next 24-to-36 months.

There are several innovative and first time in industry concepts that we plan to launch over the next year, all of which are soundly based on business models that we believe will create even more and new revenue lines beyond just EDC.

Lastly, by the end of August, all production studies will be delivered through Datatrak’s multi-million dollar global hosting facility based in Cleveland. Our technical and development teams in all three offices have been working constantly since the acquisition developing this scalable environment to be able to handle what we see coming down the pipeline.

We have had enough time to accomplish the investments and trainings necessary for this effort, but just enough time as the volumes are anticipated to be substantially greater in 2006 compared to 2005.

This ends our preliminary comments, and Terry and I would be happy to address any questions you may have.

Operator: Thank you. The question and answer session will be conducted electronically today. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star one to ask a question.

And we’ll take our first question from Raymond Myers.

Raymond Myers: Thank you and good afternoon Jeff and Terry.

Jeff Green: Hey Raymond.

Terry Black: Hi Ray.

Raymond Myers: Well, it seems like things are going very well in terms of integration and finding some new product categories, new things to sell to more customers, larger customers, all of that sounds very positive. Please help the investors looking at this square those comments with the backlog which was certainly up year-on-year, but down sequentially.

Jeff Green: Good question, Ray. The first thing I would say is don’t forget that the backlog is a constellation of what is signed with estimations of current revenue subtracted. That applies obviously to the current backlog.

The other point which also addresses the $18.9 million figure at the end of March is several, I don’t have an exact count, but several of the projects included in the 24 trials are not yet totally signed, therefore, they are not represented yet in either of the backlog numbers.

Raymond Myers: And if they were, approximately how much – how big is that?

Jeff Green: If you would take all of those 24 opportunities, I’d say it’s in the range of three to five million overall representative backlog.

Raymond Myers: So three to four – three to five million additional to what is there now?

Jeff Green: No. All the 24.

Raymond Myers: So what is recognized of that three to five million, I’m trying to see what makes up the gap.

Jeff Green: I don’t have a list of that at this point in time, but all of the 24 are not included in those numbers.

Raymond Myers: OK. Expenses were a little lower than I forecast, which is nice to see, particularly since you’ve got this integration expense which you characterize is not all necessarily going on forever. Can you help us estimate what Q2 operating expense might be and maybe give us a little bit of help in breaking out what integration expenses may not be recurring?

Terry Black: Well, integration expense, we haven’t isolated that, but in the first quarter, what we incurred was predominantly travel related. It’s pretty minor expenses in that, something south of $50,000. In terms of expenses for the next quarter, Ray, we really don’t want to get into discussions on quarter by quarter.

Raymond Myers: Well, can you give us some guidance as to whether it’s going – total operating expense would be higher or lower than first quarter?

Jeff Green: I wouldn’t think it would be substantially different. If you take Terry’s comment of most of the integration expenses have really been travel, that’s 50 grand or less. There will always be some travel between the group, but it’s obviously intensified in the early few months.

The major expense related to integration is the capital expense making sure that the data center and things are capable of scaling up to the volumes that we see coming. So if you take all of those things together, I wouldn’t think that the operational expenses would be significantly different in Q2 than they are in Q1 related to any of the integration effort.

Raymond Myers: OK, thanks. Gross margin was down a little bit in the first quarter, down to 74 percent. Can you give us a forecast on gross margin or comment on why it was down slightly in Q1?

Jeff Green: Well, I won’t give you a forecast, but I’ll answer your very astute question about the 74 versus our traditional what has been I think 75, 76 percent. All of the ongoing contracts that were with ClickFind when we made the acquisition, we did not change.

You know, it wouldn’t be good form to go and do that to clients and ClickFind in its original signings, did not include some of the things that we normally have in our budgets, for example, continuous project management and help desk fees.

So I think that one percent or so decline in gross margin is probably reflective of those trials running at a lower margin that were previously signed on the ClickFind side. I can tell you that moving forward, we have instituted those additional line items in all future contracts.

Raymond Myers: OK, good. So that should improve over time.

Jeff Green: Yes.

Raymond Myers: Help us to understand where – how the revenue breakdown would be between the old version four revenue and the ClickFind that we imagine should be expanding throughout 2006. You mentioned that version four revenue at some point would begin to decline as the ClickFind revenue continues to increase.

Are we already at that point where customers are adopting the eClinical suite at such a pace that we should expect sequential declines in version four revenue?

Jeff Green: Well, six of our new 24 projects were with version four, and those were obviously – actually, no they weren’t all obviously. One of them was publicly announced, which was Cosmo, the Italian company. That was a brand new ((inaudible)). So I was about to say that they were all current customers, but that actually is not true.

But you had threefold the number of trials that were instituted or ordered for the eClinical suite compared to the version four suite. So I don’t know how the revenue is going to – going to transition out in some of these trials, Ray, because that depends upon enrollment rates and change orders and all those sorts of things.

But I think from the market acceptance standpoint, we are only leading right now with the eClinical suite and you’ve had a threefold greater acceptance, if you will, if you look at it that way, of new trials with eClinical versus version four.

And the other thing that’s in the press release is $226,000 over this – over six weeks of this quarter where from the eClinical revenue contribution compared to the version four contribution, if you sort of factor that out, that meant that the version four revenue was relatively flat with the fourth quarter with the increases coming from the eClinical Platform.

Terry Black: I would also add to that, that keep in mind, our contracts have an average life of 18 months, so it’s going to take some time before the eClinical starts really getting a good clip there and starting to pass the Datatrak four version.

Raymond Myers: OK, thanks, Terry.

Jeff Green: Ray, would you mind getting back in the queue? Maybe there might be some others that might want to ask something.

Raymond Myers: Could I just leave off of one last question?

Jeff Green: OK, go.

Raymond Myers: What was the currency translation expense in the quarter?

Terry Black: Your favorite one, 13,000.

Raymond Myers: Thank you.

Operator: As a reminder to our audience today, that is star one to ask a question. And we’ll take our next question from Chris Ryder.

Chris Ryder: Hi guys.

Jeff Green: Hey Chris.

Terry Black: Hi.

Chris Ryder: Did you say how many of the 24 new trials are in that backlog number?

Jeff Green: No, we didn’t.

Chris Ryder: Is the average size of trial relatively consistent?

Jeff Green: I would estimate – I don’t have the calculation in front of me, I would estimate it still in the 250 to 300,000 range.

Chris Ryder: And you said five new customers signed on with Datatrak in the quarter?

Jeff Green: That is correct.

Chris Ryder: So as we exit March quarter, how many customers do you have?

Terry Black: Right now, 33.

Chris Ryder: OK. And when we talked in the September quarter and again in the December quarter, you had targeted something between three and five core customers that were capable of doing 50 trials?

Jeff Green: Yes.

Chris Ryder: Are you within that range still?

Jeff Green: Yes. We believe that we have those four to five clients that would fit that category.

Chris Ryder: And what’s happening to penetration?

Jeff Green: Penetration is – I’ve noticed a significant improvement in penetration and also in our win rate. Win rate I believe has gone up substantially from when we give a demonstration to when someone wants to move forward with the eClinical suite.

Chris Ryder: And then as you – as you think about the trial start times, one of the things that there was a consensus number out there a little bit higher than where you were.

If the trials were running normal, how much revenue – what I’m trying to get a sense of is because of the timing of the trial starts associated with the ClickFind transaction and the distraction that that may have caused, I’m trying to get a sense what the normalized run rate of revenues could have been had everything been running according to regular enrollment in the trial size, the trial start sizes had happened as expected.

Jeff Green: You know, Chris, I can’t say that we honestly have seen any hesitancy or delay. That’s one of the reasons why we put out the release a couple of weeks ago with the nine new contracts that were ordered within a month. I don’t believe that we’ve seen any of that, of any hesitancy whatsoever in the market (I would say).

Chris Ryder: I was under the impression that there was the ramping of trials was slower.

Jeff Green: I can’t believe why it would be. Can you share with us ...

Chris Ryder: Well, in the body of your comment, you said that because of the late start of trials and the enrollment periods, that the run rate revenue in the March quarter wasn’t – was below the trend line run rate.

Jeff Green: OK. I misinterpreted what you meant. What I meant on that comment is the trials that have started, of the 18 trials, or 24 that have started within the quarter, they started at – they’re very early in their phase and they did not make significant contributions to the revenue in the first quarter.

Chris Ryder: I mean, if the average trial is 250,000 and there were 24 trials, and the average life is five million, that’s about what, $6 million worth of revenue.

Jeff Green: Yes, to be shoved off into succeeding periods.

Chris Ryder: OK. And then the last question, Terry, just an accounting question on the gross margin. Did any of the amortization charges or stock compensation charges flow through and impact the gross margin?

Terry Black: Out of SG&A, sir.

Chris Ryder: Right to the – OK. Thank you. I’ll get back in the queue.

Operator: And we’ll take our next question from William Haus.

William Haus: Hi guys, how are you?

Jeff Green: Good.

William Haus: I had just a couple of questions on the Core Research relationship. You had mentioned that I think you’re providing an ASP software solution and that you’d be collecting the data. How does that come to you? Will it be in a digital format from digital boxes and you’ll be – or will it be on cards from ((inaudible)) devices?

Jeff Green: I’m stretching my competence a little bit here since I’m still a little bit new on this, but as it was explained to me by our team in Texas, that information comes to us in an interval format or numbers format and our software (recons) actually takes those intervals and reconstructs the image.

William Haus: OK, and I’m familiar with the amps and I think they’ve licensed that software to a couple of people including some of those that you mentioned previously. You mentioned your pricing and the pricing of the transaction on each of the ((inaudible)) what the market rate is.

Just to be clear, do you guys provide or will you be providing digital ECG boxes in the field and servicing them and so forth?

Jeff Green: No. At this point in time, that is not part of our business model. We only provide the software solution for Core Research. They do all the setup and training and for the boxes, (Multara) boxes, whatever the special site.

William Haus: Right, or (Marquette). Do you guys – will you be providing any trial design services or FDA liaison?

Jeff Green: No. That is all provided through Core. We’re basically just the Intel Inside if you will to run the ECGs.

William Haus: And so then again, no (REITS) or – you’re not going to be responsible then – I know it’s kind of a virtual solution thereafter, so you provide the software. You will not be putting them together with any of the Indian companies on the (REITS), so you will not be recognizing any of that revenue?

Jeff Green: That’s a different pathway. There are clinical trial sponsors that are evaluating, taking some Core Research efforts in house.

William Haus: OK.

Jeff Green: If they take the Core Research efforts in house, they can freely use our software just as Core Research is doing. Since it’s ASP, they can have physicians interpret those readings from anywhere in the world and then manage that themselves.

William Haus: I got you, so that might explain why or at least in part why those 70 to $120 per test, you’re just providing the software component of that whole thing because you still have the trial design, the recruitment, the beds, the actual medicines and so forth and I know that the Core Research Labs are charging 70 to 120, but this is part of – one part of a big process, so you’re just in the part of that virtual solution category?

Jeff Green: You’re exactly correct and our fee is a percentage of that 70 or $120.

William Haus: OK. On that, would you expect this to be material at all, at least in your – in your existing relationship with Core Research, which is – is that your only client currently?

Jeff Green: No. We are working with other Core free-standing Core Laboratories not affiliated with academic centers.

William Haus: And do you have any contracts with them or are you still in discussions with them?

Jeff Green: Yes, we do have contracts with them.

William Haus: Very good, sir. And do you anticipate this becoming a material component of revenue, meaning material I guess maybe five percent of your – if you’re looking at a run rate of 18 million, could this become something material to your business or is it – I know it’s nice margins, but what do you anticipate?

Jeff Green: Yes. We believe that it will grow to become material. My estimation is over the next 12 to 18 months as this ramps up, you can do the math on some of these safety trials, which involve five to 20,000 patients and if each patient gets one or two EKGs or even more than that and multiplied by a fraction of the 70 to $120, you do 10 to 20 of those trials and you’re starting to run into significant numbers.

William Haus: Well, that’s great, Jeff. I very much appreciate the (help). Good luck to you.

Jeff Green: OK, thanks.

Operator: We’ll take our next question from Ken Moss.

Ken Moss: Hey gentlemen.

Jeff Green: Hi Ken.

Ken Moss: Hi. That was sort of a disappointing report. I didn’t expect that we were going to be losing money. When are we going to start making some real money here? I hate to be a Philistine with all the fine points being brought up, but when it boils down, when are we going to start making some real cash on all these investments and all the good will and the pipelines and the pioneer work that’s gone on?

Jeff Green: Well, we had a general answer should someone ask it, so I’ll ask the question and answer yours at the same time. If somebody would ask us, is Datatrak going to be profitable in 2006, the answer is absolutely yes.

It’s not unusual or it’s not unexpected that after you acquire something and put the pieces together that for a short period of time, you’re spending money that you’re not going to have to spend which would lead you to a break even or a small loss for the quarter.

I don’t think that’s unexpected at all, and then when you throw in the $322,000 of non-cash expenses that also hit the P&L, that’s basically what it turned out to be for the quarter.

But I think – I’ll just leave the answer that Datatrak will be profitable throughout 2006, and with the pipeline that we currently have, I think it would be foolish on someone’s part to only look at a snapshot of the first quarter.

Ken Moss: Thank you for the answer. Second question, it seems that everything that we get are phase one in clinical trials. What seems to be the problem or when do we get into the – let’s say the larger numbers in general of the phase three’s and beyond do you think?

Jeff Green: We are doing some phase three’s and I think we may have even signed up some phase three’s although they were in the three to $400,000 range. That’s a good question, Ken. You know, we haven’t seen any of the $3.5 million phase three trials that we signed up a couple of years ago. I can’t even recall that we bid on any recently.

So that’s a very good question. I don’t have a particularly astute answer for that right now, although to think that we’re not doing any phase three’s, that’s not necessarily true. Maybe at this point in time, they appear just to be smaller ones.

We have several multi-million dollar phase three’s that are running right now, but we didn’t have any of those I’d say mega trials that were signed up in the first quarter.

Ken Moss: I’ll get back in the queue. My brain is scrambled at the moment. Thank you.

Jeff Green: OK.

Operator: We’ll take our next question from Chris Ryder.

Chris Ryder: Hi. Just to follow up on the Duke discussion, how much of the Duke relationship is in backlog and of that 500 to $750 million ((inaudible)) market, what market share does Duke currently represent?

Jeff Green: I don’t know the answer to what market share Duke or Core Research represents. They have been in operation for only 15 months, so they have – from what they told us, they have been involved in over 1,000 meetings with customers.

They are on the preferred provider list of several large and significant companies, but I do not – I can’t quantify for you what potential market share they have. Obviously, they’re a big competitor, everybody is a big competitor in that space as e-research. In terms of the backlog contribution to Core, from Core over to Datatrak at this point in time, it’s relatively small.

We said that in the press release announcing the relationship they were starting four trials. Those are relatively small; I’d say a contribution of revenue to Datatrak of 20 to $40,000 for those trials in total. So it’s still a very small amount, but the outstanding proposals that we’re involved with them are much larger.

Chris Ryder: And you have the exclusive?

Jeff Green: Yes.

Chris Ryder: So can you give us a sense, since we don’t have any – as you comment in your press release, about the potential for record momentum and pipeline, et cetera, can you give us a sense of what that pipeline looks like since it’s not part of the backlog numbers?

Jeff Green: I don’t want to quantify the magnitude of the pipeline any more than what I’ve said, which is those 24 trials represent around three to five million of collected backlog, some of which is accounted for and some of which is not. In terms of getting back to Core Research for a second, we are told that their hit rate is 75 percent on their contracts.

Chris Ryder: OK. Then can we look at it a different way and just ask as we think about that business out a year or two, the last question said is it going to be meaningful at five to 10 percent? It sounds like you’re saying it’s going to be better than that.

Jeff Green: I didn’t say that. It could be. It’s hard for me to say, but if their hit rate is as significant as what they say and cardiac safety continues to be in my opinion and I think everybody else’s, an increasing focus from the FDA for a variety of obvious reasons, it’s not inconceivable that in the 18 month period of time, this relationship could be in the five to $10 million range of significance for us.

Chris Ryder: And part of the 10 million would be a one, two, three year kind of outlook?

Jeff Green: I’d say that’s an 18 month target.

Chris Ryder: OK. And then as it relates to the ClickFind business, the run rate for the quarter, if I take the 226, is about 450,000?

Terry Black: That’s correct, sir.

Chris Ryder: OK. And what’s that growth rate versus the December quarter?

Jeff Green: Their December quarter.

Terry Black: Their December quarter? I’d have to go back and look, but ((inaudible)) slightly for their December.

Jeff Green: I think their December quarter was around 300 and some, so it’s probably an increase of about 30 percent.

Chris Ryder: Sequentially?

Jeff Green: Yes.

Chris Ryder: Thanks. I’ll get back in the queue.

Operator: We’ll take our next question from Raymond Young.

Raymond Young: Hi Jeff.

Jeff Green: Boy, Raymond Young, I haven’t heard you for a while.

Raymond Young: I came back. A couple of questions. Can you give me some insight in terms of the sales cycle, sort of how long it takes from initial contact to the first timing of the official clinical trial?

Jeff Green: I would say that overall, Raymond, the sales cycle is still in averaging the two month range. However, during this quarter, I have to say that the momentum, when people see the broader platform and the capabilities we have.

And in comparison to what else is out there, I believe that very recently we’ve seen a very rapid pull of the trigger of customers who want to do a trial because of the increased capabilities that we have to offer them.

Raymond Young: OK. And relative to a year ago, is this number six months or four months or five?

Jeff Green: Oh, you mean sales cycle about a year ago?

Raymond Young: Right.

Jeff Green: Yes, the sales cycle about a year ago was closer to four months is my estimation.

Raymond Young: So you’ve gone from four to two?

Jeff Green: Yes and sometimes faster.

Raymond Young: Got it. The other question concerns the CRO customers. Are these signed up on an exclusive basis with Datatrak?

Jeff Green: They’re not signed up that way. Two of them are working that way, one of which, you know, doesn’t want to be disclosed. The other one has been publicly disclosed which is Cross. Cross leads with Datatrak, they don’t use any other sort of technology.

I suppose if a customer ordered them to in order to get the contract, they probably would, but they’re not leading with anything else. And one of the significant CRO relationships that came out of the ClickFind side has done 12 or 14 trials with the eClinical Platform.

Raymond Young: OK. And the same question concerning Core, I think you mentioned that’s an exclusive contract?

Jeff Green: That one is exclusive. They’re not using any other technology for their ECG readings.

Raymond Young: Right. But can you go to other ECG companies and work with them?

Jeff Green: Yes, we are. We are working with as I said free-standing Core Laboratories that are not part of universities.

Raymond Young: OK.

Jeff Green: We don’t have any other relationships with any other university Core Laboratory, but in that market, it’s usually the free-standing groups outside of Duke that are the ones who are the players in the sector.

Raymond Young: OK. Do you have the top five players in the ECG market?

Jeff Green: You mean the Core Laboratories?

Raymond Young: No, not specifically Core Labs, but in terms of the overall market? I’m assuming eResearch is number one?

Jeff Green: Oh, yes. eResearch is number one, (Covance) is up there.

Raymond Young: OK.

Jeff Green: Covance has their own product that they use for this. I believe Quintiles has the capability to do it. There’s a company called Gentiae out in San Francisco which is also a – it’s a free-standing Core Laboratory. It’s not a CRO.

Raymond Young: OK.

Jeff Green: Those are the – those are the main players. There’s a company called Cardiocore. Cardiocore I believe is in Boston I think. They’re also in the space.

Raymond Young: OK. Great. Thank you.

Operator: As a final reminder to our audience today, that is star one to take your question or to ask a question. And we’ll take our next question from Frank Lazar.

Frank Lazar: Hi Jeff. I think you did a great integration that first quarter and I commend you for that. A question on Daichi. What’s happening over there and do you see a continuation of that percentage of revenue?

Jeff Green: Most like many of these merger situations, it’s still a little bit cloudy at that situation. I will – all I’ll say is that Daichi is not listed as one of our four-to-five key accounts moving into the future.

Frank Lazar: OK. So is that going to affect your revenue figures for the next few quarters?

Jeff Green: No, because we didn’t have anything projected for them.

Frank Lazar: OK. So you’re basically – revenues that were showing for ’05 were 50 plus percent, that’s...

Jeff Green: No, that’s Otsuka.

Terry Black: That’s Otsuka, ((inaudible)).

Jeff Green: They’re both Japanese, but you’ve got the companies mixed up.

Frank Lazar: OK. So the – so that’s not accounted for zero revenues then?

Jeff Green: Daichi is; (Otsuka is not. Otsuka is still a major customer, will be a major customer for a couple of years because their trials are long running. The answer I gave that we didn’t include projections moving forward for, were for Daichi.

Frank Lazar: OK.

Jeff Green: OK.

Frank Lazar: All right, thank you.

Operator: And it looks like we have a follow-up question from Chris Ryder.

Chris Ryder: Hi. One of the questions that we’ve been talking about over the last few quarters is that even though backlog is not a good predictor of short-term revenue, it does suggest some trend in revenue.

And given that you’ve now had two quarters in a row with 40 percent backlog growth, I’m just interested in when you think you’re going to have a snapback in your recognized revenue given that we’ve gone from, you know, the 40 to 30 to 27, now to 24 percent, and what the likely outlook is as that backlog flows through into the recognized revenue?

Jeff Green: Good question, Chris. I think the key is in the phrase that I tried to pass along to you all when I said – and you were on it a little bit earlier, which is all of the 24 projects that we got in the first quarter and the growth of our pipeline did not have a significant revenue impact in the first quarter, but will be in subsequent reporting periods.

Therefore, I think that by Q2, you will start to see the inflexion point from that business and it will probably continue for probably a year into the future because that’s how long most of these trials run.

Chris Ryder: OK. That’s what I’m trying to get an understanding of with my original question, which is that if your trial starts – I mean, if we take as a for example that you buy ClickFind February 15th and then you have to go back to talk to everybody about the implications of it, and there’s a month of what I would call general interest explanation, and then everybody says, yes, this is the right thing to do.

We want to get off the paper. We want to move to EDC platform, especially a clinical suite platform that has, you know, ((inaudible)) architecture and you get 24 people to say yes, we want to do it, and it happens in the month of March.

It takes a while to get those trials started up with the subsequent enrollment, and so what I’m trying to do is get a sense of that transition period that probably took six weeks in the March quarter. If that’s now behind us, what we can expect going into the June, September and December quarters.

It looks like what you’re saying is that there’s acceleration here. It looks like what you’re saying is the Duke business, which is less than a couple of thousand of backlog, could be as much as five to 10 million of opportunity in the next 18 months.

And it looks like you- I think you said in the body of your presentation that you have the first time ever a top 10 pharma company signing up with you to use you, which might give you some enterprise applications. I’m just wondering when we see the pipeline opportunity translate into recognized revenue.

Jeff Green: And Chris, I agree 100 percent with all of you characterizations there. You’re exactly hitting the nail on the head and I think that you’re going to start to see the impact in the revenue reflection in the second quarter of this year and beyond.

Chris Ryder: OK, thank you.

Operator: And we’ll take our next question from Ken Moss.

Ken Moss: All right. Once again, of the – of the trials that were signed up in this – in this past quarter, what percentage of them just came to you from existing customers that didn’t take let’s say the selling cycle, but that they were presold on you and they just sold on Datatrak and are using you, and what percent did you actually have to go out and make as new customers with the whole cycle and the whole educational process?

Jeff Green: Well, five of the customers were new starting their first projects with Datatrak. I would say only three of them we had to work to get, because one of them was a European client that had selected Datatrak as their standard.

They were going to use their first project on version four, but when they saw the eClinical suite, they switched to the eClinical suite. And another one of the five was pretty much groomed by ClickFind when we did the acquisition and then after the acquisition, they started to come and do their first trial.

So I would say only three of those new customers did we have to work for and six of the customers were repeat business, which they just ordered new trials. And we didn’t really have to do any sort of strong selling to them.

After the acquisition was done, ClickFind called their customers and we called ours and I would say virtually all of them thought that the merger was a good idea and they did not hesitate at all ordering any new trials.

Ken Moss: Secondly, with the adding of additional revenue lines from the eClinical solution that you’re now offering out there, is there no – is it just a marginal difference as far as let’s say the revenue on a – on a phase one clinical?

I know it seems like it’s always been sort of stuck between 250 and 300. It sounds like we’re still there. Is it – is it more or less the same even though they’re buying more solution from you as it were?

Jeff Green: No. When they add additional revenue lines, the most common of which have been medical coding and randomization, it can add anywhere from 10 to 15 percent on top of the budget.

Ken Moss: But it’s still all in all, we’re still the only in that same bracket as it were?

Jeff Green: 250 to 350 is probably the bracket, yes.

Ken Moss: OK. Thank you.

Operator: We’ll take our next question from Doug Fisher.

Doug Fisher: Hi guys and congratulations to you, Jim Bob and both companies’ teams for the progress you’re making. Just a question, maybe I think what people are trying to get at, if you could help a little bit.

If you could provide some idea, some metrics around what’s happening in the pipeline, whether it be kind of numbers of customers you’re meeting with, the numbers of RFPs you’re seeing, (accessory), getting invited to kind of the short list for bidding, anything along those lines you could offer?

Jeff Green: Yes, but I’m going to be careful how I answer it because, you know, I don’t want to front run things because then that ruins the surprise when it happens, Doug. The hit rate has substantially gone up. I’d say our hit rate has doubled and it’s all surrounding the excitement and the capabilities that is present with the platform, so that is a significant change.

The top 10 pharma that is very interested in what we have, although I mentioned it on the call, they’re actually interested in two things. One is the eClinical Suite for the clinical trial data and the other one is for the ECG capability.

So it’s actually both and the power to a company like that of having your electrocardiographic data in the same architecture and database as your clinical data can’t be offered by anyone else. So that’s extremely attractive. If they’re a top 10 pharma, it would be very safe to assume, and they all sort of fit in this category, they do anywhere from 150 to 250 clinical trials a year.

So you know, we’re not at that depth of discussion from a confirmatory standpoint yet, but that’s the sort of potential, which is why, you know, we talk about things in pipeline, that’s the sort of potential that exists with a client like that.

And then any of the ECG capabilities would be on top of what you would expect for a clinical trial. So that is something Datatrak was never involved with before. So that’s the sort of flavor of what we’re seeing in the pipeline from the hit rate to the depth of potential to the multi-revenue offerings. It includes all of those.

Doug Fisher: And while you haven’t necessarily signed any of them, any others up, have you had success getting into – in the door to any of the other say, let’s say top 20, 25 pharma?

Jeff Green: We already have some of the top – if you go down to the 25 list, we already have some of them as clients at this point in time. But to directly answer your question, we haven’t yet cracked any of the ones that may have decided to go down either a different pathway, they haven’t changed their mind, or having convinced those who haven’t decided gone down a pathway yet other than the one that we mentioned.

Now, here’s where the leverage with Core Research potentially comes in. They are on the preferred provider list to provide electrocardiographic capabilities to several of those top 10 pharmas that are not our customer and several of those top 10 pharma that may have already publicly decided to go a different EDC direction.

Now it’s going to pose a very interesting situation. You now have the possibility with a Datatrak to have your – through Datatrak and Core, to have your electrocardiographic information alongside all of your eClinical data with one offering.

And I’m not going to predict how long it will take people to figure that out or come to that altar, but in our opinion, in our strategic vision, that is a very compelling argument.

Doug Fisher: OK. That’s ((inaudible)). The last question, you mentioned the plans to grow the sales force and to be a little more visible on the marketing front.

Can you just talk a little bit about the extent to which there’s been any turnover in the sales force and give us a feel for how much you might like to grow let’s say over the next year or so and some order of magnitude as far as what the increase in the marketing budget could be?

Jeff Green: Yes. I’ll answer the first one first because Terry always gets on me about that. We’ve spent, I think he told me before the call, $150,000 of commitments this quarter on marketing.

Terry Black: Above last year.

Jeff Green: Above last year. That includes journal advertisement which we have not routinely done which we’ve embarked upon a big program for that. That includes two user group meetings. That includes at least six trade shows.

We have added three new bodies in the marketing and sales area in the United States and we have lost out one of the, not one of the new ones, but a net increase of two, and I believe Bill is still looking for additional sales people in the U.S. as well as in Europe.

Doug Fisher: All right. That’s helpful. Thank you.

Operator: Our next question comes from Neil Jacobs with Bodri Capital.

Neil Jacobs: Good afternoon. Just a – and maybe this is beating a dead horse, but you talked about obviously the results of the first quarter and how excited you are on a go forward basis. Is there anything you can say about how the first I guess five weeks of this quarter have gone?

Jeff Green: No, Neil, we can’t, sorry.

Neil Jacobs: OK. OK. Thanks a lot.

Operator: Our next question comes from Peter Imber with North Point Partners.

Peter Imber: Hi guys, how are you?

Jeff Green: Hello.

Peter Imber: I wanted to just make sure I’ve heard correctly. It sounded like in answer to a couple of the questions about not just pipeline, but revenue and push out and things like that, that the second quarter looks like it’s going to be strong and to continue for the foreseeable future so that we’re sort of at that inflexion point. Is that right?

Jeff Green: Let me answer it carefully. You know, I don’t want to address individual quarters, but I think you’re rating my statement of the following which is these new trials did not deliver revenue in the first quarter, but it will be pushed out into subsequent quarters, and if that’s ((inaudible)) pipeline and business activity for us, that’s a logical assumption.

Peter Imber: OK. And then what’s the RFP environment looking like versus a year ago, I guess as opposed to, you know, just more proactive marketing?

Jeff Green: Well, this is going to sound kind of strange, Peter, but actually I think the RFP activity is either down or stable from last year and I actually think that’s a good thing because what that means is people are not pontificating about 50-page proposals of what you can do.

They’re actually more talking about what they want to do and getting down to doing business instead of analysis. We still have some of the RFPs that I think we filled out, but I’d have to say in comparison to last year, it’s actually less and that’s a good thing because they’re actively moving forward instead of just talking about it.

Peter Imber: And is that analysis sort of spread out overall I guess market caps, you know, all sizes of company, potential clients or is an RFP basically something that only comes from the big guys?

Jeff Green: It normally does come from the big guys, that’s a true statement. It has a predilection for them, but it’s not exclusive. We have mid-tier companies that are looking at an RFP process now where they’ve hired a ((inaudible)) and they come in and help them out, but it’s more so the larger ones than the smaller ones.

Peter Imber: OK, thank you.

Operator: Our next question comes from Tom Zeifang with Capital.

Tom Zeifang: Hey Dr. Green, you alluded to a top 10 pharma somewhat deeper in negotiations and you also said in your opening comments about a perpetual license versus the hosted model. Can you give us some sense of what size that license might be?

In looking at some of the other players in the space, some of those contracts with the top 10 players are in the low 10’s of millions of dollars.

Jeff Green: Well, we have – that’s a good question, Tom. We have a model figured out of how we would approach that and the problem with licenses, and I’ve talked about it for years to many of you, is some companies in our sector try to grab market share by underselling their value and sell unlimited licenses or licenses for hundreds of trials for a couple of million bucks.

That is not – I can guarantee you that is not what Datatrak will do. What we’ll probably do is approach it of asking the customer what sort of volume of trials they would expect to do, put a variance around those, and say, as long as you’re within 10 or 15 percent, the license fee would remain fixed.

We would take those trials and the makeup of those trials and run them through our current business model. Why would we do that? Well, we would do that because we know that business model delivers 75 percent gross margins and makes us money.

And then let’s just say that figure came up to $20 million, would we consider selling a license for 15 and give the customer a break if they would make a commitment to do those trials within a certain range and then adjust it accordingly at the end of a one or a two-year period if they went above or below that, that would probably be the approach that we would go for.

Tom Zeifang: And have you had negotiations – talks about pricing at all or is it way too early in the cycle?

Jeff Green: It’s too early. We’ve had people ask the question and our answer is always, yes, we would be willing to talk about it and put that together and if they would ask us how would you put it together, I would do it exactly as I just explained it to you.

Terry Black: Kind of ((inaudible)) what we would do ((inaudible)) volume driven, not fixed price driven.

Tom Zeifang: Yes, so there is currently one trial going on with this customer. Are they using someone else also?

Jeff Green: I don’t know. Many times they don’t tell you that. It wouldn’t be uncommon and it would probably be wise for them to look at several products and then see who they like the best. And I have no doubt that they would probably take an approach like that.

Tom Zeifang: OK. Thank you.

Operator: And there are no further questions at this time.

Jeff Green: OK. Well, thank you everyone and we’ll talk to you next quarter.

Terry Black: Thank you.

Operator: And that does conclude today’s conference call. We’d like to thank you all for your participation. Have a great day.

END